EXHIBIT 99.1

NEWS – Not For Immediate Release

For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

DelSite Chairman George DeMott Resigns

Board Appoints Carlton Turner as Chairman, Robert
Schnitzius as Acting President & CEO

IRVING, TEXAS ¯ December 11, 2008 ¯ DelSite, Inc. (OTC: DSII.OB), a drug delivery technology company, today announced that George DeMott, chairman of the board of directors for the Company, has resigned his position as chairman, effective immediately. Mr. DeMott will continue to serve on the board until his term ends in May 2009.

The board of directors of DelSite, Inc., named Dr. Carlton Turner as chairman. Dr. Turner is retiring from his position as president and CEO as of December 31, 2008. The board has also appointed Robert Schnitzius, the company’s chief financial officer, as acting president and CEO, effective January 1, 2009.

Mr. DeMott has been the board’s chairman since 1995. He has overseen the transition of Carrington Laboratories, Inc. from a wound care manufacturing company with basic R&D into a vaccine and drug delivery company.

DelSite Biotechnologies, Inc (DSBI) was established as a wholly-owned subsidiary of Carrington in 2001. DSBI’s business plan was to develop Carrington’s proprietary vaccine and drug delivery technology. Under Mr. DeMott’s leadership and based on DSBI advancements, Carrington exited the wound care business and changed its name from Carrington Laboratories to DelSite, Inc. in June of this year.

DelSite continues to transition itself into a more traditional biotech company focused on delivery platforms for vaccines and drugs. Core technology is a naturally occurring linear, negatively charged carbohydrate polymer with the ability to stabilize proteins and peptides.

Mr. DeMott said, “DelSite has completed the Phase I safety of our nasal powder delivery platform GelVac™ and has also filed an IND for a Phase I effectiveness and safety study of a GelVac™ formulated influenza vaccine using a non-egg-based H5N1 antigen. I believe the four platforms developed by DelSite are based on state-of-the-art science. Several collaborative evaluations underway with companies in both the drug and vaccine space have long-term commercial value.

“DelSite, as well as many biotech companies at this time, continues to struggle with financial difficulties, Mr. DeMott continued. “There is no guarantee of success, but strategies to stabilize DelSite’s liquidity issues have been put in place. I believe it is time for me to step down as the active chairman; however, as a member of the board until May 2009, I will be available to advise Carlton and to continue the search for the next CEO for DelSite.”

Dr. Carlton Turner said, “Mr. DeMott has been a most effective chairman. He provided the insight and the leadership needed to reorganize the Company, and it will be difficult to replace his knowledge of the pharmaceutical business and his institutional memory at DelSite. As chairman, George was astute and adroit at building board consensus. Although George really wanted to retire now, he has agreed to stay on the Board until his term expires. All at DelSite are appreciative of his leadership and look forward to his continued counsel.”

The Board’s Governance and Nominating Committee will continue to evaluate candidates for the President/CEO position. Focus of the search has been on biotech executives with experience in vaccine and drug delivery.

About DelSite
DelSite, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company with a core technology based on naturally-occurring complex carbohydrates. DelSite also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. DelSite is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Its technology is protected by more than 130 patents in 26 countries. For more information, visit www.delsite.com.

Certain statements in this release concerning DelSite may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company’s management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company’s filings with the Securities & Exchange Commission.

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